Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 333-32463 and 333-92228 of Revvity, Inc. of our report dated June 23, 2026, relating to the financial statements and supplemental schedules of Revvity, Inc. Savings Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

New York, New York

June 23, 2026